Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR ANNOUNCES THAT COST ESCALATION ON OFFSHORE WIND PROJECT WILL IMPACT THIRD QUARTER RESULTS

Irving, TX — October 18, 2010 — Fluor Corporation (NYSE: FLR) today announced that its third quarter results will include a charge of approximately $163 million, or $0.90 per share, for estimated cost increases on the Greater Gabbard Offshore Wind Project.

During the third quarter, the project experienced a variety of execution challenges, including material and equipment delivery issues, primarily relating to the installation of wind turbine generators and subsea cabling.  Following an evaluation of third quarter events, the company has revised estimates to include substantial costs for additional marine vessels and other subcontractor costs associated with equipment installation, equipment repairs and the estimated schedule impact which has been exacerbated by weather-related delays.  The company has taken a number of remedial actions to mitigate further cost escalation and delays to the schedule.

Project Background

In 2008, the company was awarded a $1.8 billion fixed price contract to construct a 500 megawatt wind farm approximately 25 kilometers off the east coast of the United Kingdom.  To date, all 140 monopiles and tower transition pieces have been installed and 53 of 140 wind turbine generators are in place.  Installation and commissioning of the remaining wind turbine generators, subsea inter-array cabling and grid substations are expected to continue through the latter part of 2011.  The overall project is expected to be completed in early 2012.

The project has experienced a number of challenges since construction began in late 2008.  Through the second quarter of 2010, the company had recorded $202 million in claim revenue relating to costs incurred on a dispute with the client regarding specifications for monopiles and transition pieces required under the contract.  Additional costs arising from this dispute are expected to be incurred in future quarters.  The company continues to pursue claims for costs recoverable under the contract.

Reducing Earnings Per Share (EPS) Guidance for 2010

The company is in the process of preparing third quarter financial statements, and expects that improvements in various parts of Fluor’s diverse portfolio of businesses will partially offset the charge discussed above.  However, as a result of the developments on the Greater Gabbard project the previous range for 2010 EPS of $2.90 to $3.20 per share will be reduced, by a net amount of approximately $0.70 per share, to a range of $2.20 to $2.50 per share.

The company continues to pursue a robust prospect list and expects to report strong third quarter new awards.  The company will provide further discussion with regard to the Greater Gabbard project and will issue its initial range for 2011 EPS on its third quarter conference call on November 4, 2010.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $22 billion in 2009.  For more information visit www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things failure to achieve projected backlog, revenue and/or earnings levels; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on staffing levels and cost; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; difficulties or delays incurred in the execution of contracts, including performance by the Company’s joint venture or teaming partners, resulting in cost overruns or liabilities; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; the financial viability of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; delays or defaults in client payments; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; failure to maintain safe worksites;  foreign economic and political uncertainties; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; the Company’s ability to hire and retain qualified personnel; and the timely and successful implementation of strategic initiatives.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 25, 2010. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.